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                                                                   EXHIBIT 10.18

                    AMENDMENT NO. 1 TO AMENDED AND RESTATED
                          ACCUMED INTERNATIONAL, INC.
                             1990 STOCK OPTION PLAN


         AMENDMENT NO. 1 (this "Amendment") to the Amended and Restated AccuMed International, Inc. (formerly "Alamar Biosciences, Inc.", the "Company") 1990 Stock Option Plan (the "Plan") dated February 20, 1997.

         WHEREAS, the Plan currently provides for the grant of options to purchase up to an aggregate of 177,324 shares of the Company's common stock, par value of $.01 per share (the "Common Stock");

         WHEREAS, on February 20, 1997, the Compensation Committee of the Board of Directors adopted resolutions amending the Plan to decrease the number of shares available under the Plan by 82,179 shares; thereby providing for the grant of options to purchase an aggregate of 95,145 shares of the Common Stock;

         NOW, THEREFORE, in accordance with Article 14 of the Plan, the Plan is hereby amended as follows:

         1. Article 4 of the Plan is hereby deleted in its entirety and the following is inserted in lieu thereof:

                 Article 4. Shares Reserved. The maximum number of shares that may be issued under the Plan (the "Shares") shall be 95,145 shares of the Company's authorized but unissued Common Stock, par value of $.01 per share, subject to adjustment as provided in Article 12 below. In the event that any outstanding Option for any reason expires or is terminated, the Shares allocable to the unexercised portion of such Option or so repurchased shall again be available for issuance under the Plan.

         All other provisions of the Plan shall remain in full force and effect.